Exhibit 4.2
Execution Version

THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Instrument”), dated as of February 11, 2016 (the close of business on such date, the “Effective Date”), is by and among Horsehead Holding Corp., a Delaware corporation (the “Issuer”), Horsehead Corporation, Horsehead Metal Products, LLC, The International Metals Reclamation Company, LLC and Chestnut Ridge Railroad Corp., as Subsidiary Guarantors (collectively, the “Subsidiary Guarantors”), Wilmington Trust, National Association, a national banking association duly organized and existing under the laws of the United States of America (the “Successor Trustee”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America (the “Resigning Trustee”). Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, pursuant to an Indenture dated as of July 29, 2014 (as the same may be supplemented and amended from time to time, the “Indenture”), entered into by the Issuer, the Subsidiary Guarantors and the Resigning Trustee, the Issuer issued 9.00% Senior Notes Due 2017 (the “Notes”);

WHEREAS, the Issuer and the Subsidiary Guarantors appointed the Resigning Trustee as the Trustee, Paying Agent and Registrar under the Indenture;

WHEREAS, there is presently issued and outstanding $40,000,000 in aggregate principal amount of Notes;

WHEREAS, Section 7.07 of the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Issuer and such resignation shall become effective only upon a successor trustee’s acceptance of appointment by the Issuer as provided thereunder;

WHEREAS, Section 7.07 of the Indenture provides that any successor Trustee appointed as provided thereunder shall deliver to the retiring Trustee and to the Issuer a written acceptance of its appointment;

WHEREAS, the Resigning Trustee desires to resign as Trustee, Paying Agent and Registrar under the Indenture, and the Issuer and the Subsidiary Guarantors desire to appoint the Successor Trustee as Trustee, Paying Agent and Registrar under the Indenture to succeed the Resigning Trustee in each of such capacities under the Indenture; and

WHEREAS, the Successor Trustee is willing to accept the appointment as Trustee, Paying Agent, and Registrar under the Indenture;

NOW, THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Acceptance of Resignation of Resigning Trustee; Appointment of Successor Trustee. The Resigning Trustee hereby resigns as Trustee, Paying Agent and Registrar under the Indenture effective as of the Effective Date; provided, that the resignation of the Resigning Trustee as Paying Agent and the appointment of the Successor Trustee as Paying Agent under the Indenture shall be effective 10 business days after the Effective Date..

The Issuer and the Subsidiary Guarantors accept the resignation of the Resigning Trustee as Trustee, Paying Agent and Registrar, and pursuant to Section 7.07 of the Indenture hereby appoint the Successor Trustee as Trustee, Paying Agent and Registrar under the Indenture. The Issuer and the Subsidiary Guarantors hereby acknowledge that, as of the Effective Date, the Successor Trustee shall be the Trustee under the Indenture and shall hold all rights, powers, trusts, privileges, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture.

2.    Issuer Representations and Warranties. Each of the Issuer and the Subsidiary Guarantors represents and warrants to the Successor Trustee that:

a.    It is a corporation duly organized and validly existing pursuant to the laws of the State of Delaware;

b.    It has duly authorized the execution and delivery of this Instrument;

c.    The Indenture was validly and lawfully executed and delivered by the Issuer and the Subsidiary Guarantors and is in full force and effect;

d.    The current outstanding principal amount of the indebtedness evidenced by the Notes is $40,000,000; and

e.    Assuming the accuracy of the representations and warranties made by the Resigning Trustee in Section 3 hereof, all conditions precedent relating to the appointment of the Successor Trustee as Trustee, Paying Agent and Registrar under the Indenture have been complied with by the Issuer and the Subsidiary Guarantors.

3.    Resigning Trustee Representations and Warranties. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

a.    No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or, to the knowledge of the responsible officer of the Resigning Trustee who is signing this document, after reasonable inquiry, by the Holders of t he percentage in aggregate principal amount of Notes required by the Indenture to effect any such waiver;

b.    There is no action, suit or proceeding pending or, to the knowledge of the responsible officer of the Resigning Trustee who is signing this document, after reasonable inquiry, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee, Paying Agent and Registrar under the Indenture;

c.    The Resigning Trustee shall endeavor to deliver to the Successor Trustee, as of or immediately after the Effective Date hereof, to the extent available, all of the documents listed in Exhibit B hereto;

d.    The execution and delivery of this Instrument has been duly authorized by the Resigning Trustee, and this Instrument constitutes the Resigning Trustee’s legal, valid, binding and enforceable obligation in accordance with its terms;

e.    The Resigning Trustee certifies that $40,000,000 in aggregate principal amount of Notes is outstanding and interest is current through December 1, 2015;

g.    Except as set forth on Exhibit B hereto, the Indenture has not been supplemented and remains in full force and effect; and

h.     All property and moneys held by the Resigning Trustee under and by virtue of the Indenture is listed on Exhibit C.

4.    Successor Trustee Representation and Warranty. The Successor Trustee represents and warrants to the Resigning Trustee, the Issuer and the Subsidiary Guarantors that:

a.     It is eligible to serve as Trustee pursuant to Section 7.09 of the Indenture; and

b.    The execution and delivery of this Instrument has been duly authorized by the Successor Trustee, and this Instrument constitutes the Successor Trustee’s legal, valid, binding and enforceable obligation in accordance with its terms.

5.    Assignment etc. by Resigning Trustee. Effective on the Effective Date, the Resigning Trustee hereby confirms, assigns, transfers, delivers and conveys to the Successor Trustee, as Trustee under the Indenture, upon the trusts expressed in the Indenture, all rights, powers, trusts, privileges, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture, and effective as of such date does hereby pay over to the Successor Trustee any and all property and money, if any, held by the Resigning Trustee under and by virtue of the Indenture as listed on Exhibit C hereto, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture.

6.    Acceptance by Successor Trustee. Pursuant to Section 7.07 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee, Paying Agent and Registrar under the Indenture, and this Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the Effective Date; provided, that the resignation of the Resigning Trustee as Paying Agent and the appointment of the Successor Trustee as Paying Agent under the Indenture shall be effective 10 business days after the Effective Date. The Successor Trustee will perform said rights, powers and duties upon the terms and conditions set forth in the Indenture. Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause a notice, the form of which is annexed hereto as Exhibit A to be sent to each Holder of the Notes.
7.    Additional Documentation. The Resigning Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee the rights, powers, trusts, privileges, duties and obligations hereby assigned, transferred, delivered and conveyed, agrees, upon reasonable request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required by the Successor Trustee.

8.    Choice of Laws. This Instrument shall be governed by the laws of the State of New York.

9.    Counterparts. This Instrument may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all counterparts shall constitute but one and the same instrument.

10.    Survival of Issuer’s and Subsidiary Guarantors’ Obligations to Resigning Trustee. Notwithstanding the resignation of the Resigning Trustee as Trustee, Paying Agent and Registrar under the Indenture, the Issuer and the Subsidiary Guarantors shall remain obligated under Section 7.06 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior service as Trustee, Paying Agent and Registrar as provided in the Indenture, and nothing contained in this Instrument shall in any way abrogate the obligations of the Issuer and the Subsidiary Guarantors to the Resigning Trustee under the Indenture or any lien created in favor of the Resigning Trustee thereunder.

11.    Notices. All notices, whether faxed or mailed, will be deemed received in accordance with Section 12.01 of the Indenture to the following:

TO THE SUCCESSOR TRUSTEE:

Wilmington Trust, National Association
1100 North Market Street
5th Floor
Wilmington, Delaware 19890
Attention: Steven Cimalore, Vice President

With a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Walter H. Curchack, Esq.

TO THE RESIGNING TRUSTEE:

U.S. Bank National Association
    333 Commerce Street, Suite 800
    Nashville, TN 37201
Attn: Global Corporate Trust Services

With a copy to:

Waller Lansden Dortch & Davis, LLP
Nashville City Center
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Facsimile: (615) 244-6804
Attention: Beth E. Vessel

THE ISSUER
AND SUBSIDIARY GUARANTORS:

Horsehead Holding Corp.
4955 Steubenville Pike, Suite 405
Pittsburgh, Pennsylvania 15205
Facsimile: (412) 788-1812
Attention: Gary R. Whitaker, Esq.
Vice President, General Counsel and Secretary

With a copy to:

Kirkland & Ellis LLP
300 N LaSalle
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention: James S. Rowe, Esq.

12.    Successors and Assigns. All agreements of the Issuer, the Resigning Trustee and the Successor Trustee in this Instrument shall bind their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Instrument as of the date set forth above.

Horsehead Holding Corp., as Issuer

By_/s/ Robert D. Scherich_________________
Name:    Robert D. Scherich
Its:    Vice President and Chief Financial Officer

Horsehead Corporation, as Subsidiary Guarantor

By_/s/ Robert D. Scherich_________________
Name:    Robert D. Scherich
Its:    Vice President and Chief Financial Officer

Horsehead Metal Products, LLC, as Subsidiary Guarantor

By_/s/ Robert D. Scherich_________________
Name:    Robert D. Scherich
Its:    Vice President and Chief Financial Officer

The International Metals Reclamation Company, LLC, as Subsidiary Guarantor

By_/s/ Robert D. Scherich_________________
Name:    Robert D. Scherich
Its:    Vice President and Chief Financial Officer

Chestnut Ridge Railroad Corp., as Subsidiary Guarantor

By_/s/ Robert D. Scherich_________________
Name:    Robert D. Scherich
Its:    Vice President and Chief Financial Officer

U.S. Bank National Association, as Resigning Trustee

By_/s/ Wally Jones_______________________
Name: Wally Jones
Its:     Vice President

Wilmington Trust, National Association, as Successor Trustee

By_/s/ Joseph B. Feil______________________
Name    Joseph B. Feil
Its    Vice President

EXHIBIT A

[Wilmington Trust, National Association Letterhead]

Notice to Holders of Horsehead Holdings Corp. (the “Issuer”)
9.00% Senior Notes Due 2017 (the “Notes”)

CUSIP NO: 440694 AG2

NOTE: THIS NOTICE CONTAINS IMPORTANT INFORMATION. IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS, AND OTHER INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RE-TRANSMITTAL TO BENEFICIAL OWNERS OF THE NOTES REFERENCED ABOVE IN A TIMELY MANNER.

We hereby notify you of the resignation of U.S. Bank National Association, as Trustee, Paying Agent and Registrar under the Indenture, dated as of July 29, 2014, pursuant to which the Notes were issued and are outstanding.

The Issuer and the Subsidiary Guarantors have appointed Wilmington Trust, National Association, whose Trust and Securities Services office is located at 1100 North Market Street, 5th Floor, Wilmington, Delaware 19890, as successor Trustee, Paying Agent and Registrar under the Indenture, which appointment has been accepted and became effective at the close of business on the date hereof.

Dated: February ____, 2016

Wilmington Trust, National Association

EXHIBIT B

Documents to be delivered by Resigning Trustee to Successor Trustee as to the Indenture:
1.Copy of the Indenture and Supplemental Indentures, if any.

a.	Copies of all of the Officers’ Certificate delivered under or in connection with the Indenture.

2.
Certified list of the Holders of Notes as of the Effective Date, certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders of Notes, the electronic data reflecting the identity of such Holders of Notes that is reasonably acceptable to the Successor Trustee).

3.	Copies of any official notices sent by the Trustee to all Holders of Notes pursuant to the terms of the Indenture during the past twelve months.

4.	Such other non-confidential, unprivileged documents or information as the Successor Trustee may request on or after the Effective Date.

5.
Such other confidential or privileged documents or information as the Successor Trustee may request on or after the Effective Date; provided that any such confidential or privileged documents or information shall be delivered pursuant to a confidentiality agreement, joint interest agreement or other similar agreement that is mutually agreeable to the Resigning Trustee and the Successor Trustee.

EXHIBIT C

Property and money held by the Resigning Trustee:

None.